Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to all references to our firm incorporated by reference in this Registration Statement on Form S-8 of EV Energy Partners, L.P. with respect to our estimates of the oil, natural gas and natural gas liquid reserves of EV Energy Partners, L.P and to the use of our report dated January 6, 2016 in EV Energy Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 29, 2016.

/s/ D. RANDALL WRIGHT

D. Randall Wright, P.E.

President

Wright & Company, Inc.

TX Reg. No F–12302

October 12, 2016